UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

GENIUS PRODUCTS, INC. (Name of Registrant as Specified in Its Charter)

N/A (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) or 0-11.

	(1)	Title of each class of securities to which transaction applies: _________________________________________________________
	(2)	Aggregate number of securities to which transaction applies: ________________________________________________________
(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _________________________________________________________

	(4)	Proposed maximum aggregate value of transaction: ________________________________________________________________
	(5)	Total fee paid: ____________________________________________________________________________________________

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and date of filing.

(1)	Amount previously paid: __________________________________________________________________________________
(2)	Form, schedule or Registration Statement No.: __________________________________________________________________
(3)	Filing party: ____________________________________________________________________________________________
(4)	Date filed: _____________________________________________________________________________________________

GENIUS PRODUCTS, INC.
2230 Broadway
Santa Monica, California 90404
(310) 453-1222

November 15, 2006

Dear Stockholder of Genius Products, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of Genius Products, Inc. to be held at our offices located at 2230 Broadway, Santa Monica, California, at 2:00 p.m. local time on Tuesday, December 12, 2006.

We have provided details of the business to be conducted at the Annual Meeting in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

In order for us to have an efficient meeting, please sign, date and return the enclosed proxy promptly in the accompanying reply envelope. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

                        Sincerely,

                         /s/ Trevor Drinkwater
                        Trevor Drinkwater
                        Member of the Board, President
                        and Chief Executive Officer

Santa Monica, California

YOUR VOTE IS IMPORTANT

In order to assure your representation at the Annual Meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope. You do not need to add postage if mailed in the United States. Voting instructions are included with your proxy card.

GENIUS PRODUCTS, INC.
2230 Broadway
Santa Monica, California 90404
(858) 793-8840

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Date:	Tuesday, December 12, 2006

Time:	2:00 p.m. PST

Place:	Genius Products, Inc.
2230 Broadway
Santa Monica, California

The meeting is being held for the following purposes:

1. To elect six directors to our Board of Directors to serve until their successors are duly elected and have qualified.

Note: Six individuals have been nominated for director. Two of these individuals are nominated for election by the holders of our common stock (the “Common Stock Nominees”), and four of these individuals are nominated for election by the holders of our Series W Preferred Stock (the “Series W Nominees”). We are only soliciting your proxy for election of the Common Stock Nominees. The Weinstein Company Holdings LLC and its first-tier subsidiary, W-G Holding Corp., together hold all of the outstanding shares of our Series W Preferred Stock and are entitled to vote for the Series W Nominees at the Annual Meeting.

2. To transact such other business as may properly be brought before the Annual Meeting or any adjournments thereof.

Only stockholders of record at the close of business on October 13, 2006 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON.

WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, YOU ARE URGED TO FILL IN THE ENCLOSED PROXY AND TO SIGN AND FORWARD IT IN THE ENCLOSED BUSINESS REPLY ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. ANY STOCKHOLDER WHO SIGNS AND SENDS IN A PROXY MAY REVOKE IT BY EXECUTING A NEW PROXY WITH A LATER DATE, BY WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF THE COMPANY AT ANY TIME BEFORE IT IS VOTED, OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES OF STOCK THAT YOU HOLD. YOUR COOPERATION IN PROMPTLY RETURNING YOUR PROXY WILL HELP LIMIT EXPENSES INCIDENT TO PROXY SOLICITATION.

By Order of the Board of Directors

/s/ Trevor Drinkwater
Santa Monica, California	Trevor Drinkwater
November 15, 2006	Member of the Board, President and Chief Executive Officer

/s/ Stephen K. Bannon
Stephen K. Bannon Chairman, Board of Directors

GENIUS PRODUCTS, INC.
2230 Broadway
Santa Monica, California 90404

PROXY STATEMENT

Solicitation of Proxies

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Genius Products, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held at our offices located at 2230 Broadway, Santa Monica, California on Tuesday, December 12, 2006 at 2:00 p.m. local time and at any and all adjournments thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Accompanying this Proxy Statement is the Board of Directors’ proxy for the Annual Meeting, which you may use to indicate your vote as to the proposal described in this Proxy Statement. In addition to solicitation by use of the mail, certain of our officers and employees may, without receiving additional compensation therefor, solicit the return of proxies by telephone, telegram or personal interview. We have requested that brokerage houses and custodians, nominees and fiduciaries forward soliciting materials to their principals, the beneficial owners of common stock, and have agreed to reimburse them for reasonable out-of-pocket expenses in connection therewith.

Revocation of Proxies

    All Proxies which are properly completed, signed and returned to us prior to the Annual Meeting, and which have not been revoked, will be voted in favor of the proposal described in this Proxy Statement unless otherwise directed. A stockholder may revoke his or her proxy at any time before it is voted either by filing with our Secretary, at our principal executive offices, a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and expressing a desire to vote his or her shares in person.

The Weinstein Company LLC

    On July 21, 2006, we completed a strategic transaction with The Weinstein Company Holdings LLC (“TWC”) and launched a venture named Genius Products, LLC to exploit the exclusive U.S. home video distribution rights to feature films and direct-to-video releases owned or controlled by TWC. Under the terms of the transaction, we contributed substantially all of our assets, employees and businesses to Genius Products, LLC, which also holds the exclusive U.S. home video distribution rights for filmed entertainment and direct-to-video product of TWC. The venture also operates the former businesses of Genius Products, Inc., including the marketing, sales and distribution of other major branded entertainment content. Genius Products, LLC is owned 70% by TWC and 30% by us. As part of the transaction with TWC, we added to our Board of Directors two TWC executives, Larry Madden and Irwin Reiter, and we issued to TWC and its first-tier subsidiary, W-G Holding Corp., an aggregate of 100 shares of Series W Preferred Stock entitling them to certain voting rights at the Annual Meeting, as described further below.

Record Date and Voting

    The close of business on October 13, 2006 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment of the Annual Meeting. As of the record date, we had outstanding 61,534,357 shares of common stock, par value $.0001 per share, and 100 shares of Series W Preferred Stock, par value $.0001 per share.

    Each holder of record of our common stock is entitled to one vote for each share held on all matters to come before the Annual Meeting, except that common stockholders may have cumulative voting rights with respect to the election of directors under Section 2115 of the California General Corporation law. Section 2115 provides that a corporation incorporated under the laws of a jurisdiction other than California, but which has more than one-half of its “outstanding voting securities” held of record by persons having addresses in California and a majority of its property, payroll and sales in California (based on the factors used in determining its income allocable to California on its franchise tax returns), may be required to provide cumulative voting unless its shares are listed on certain national securities exchanges or designated as a Global Market security on NASDAQ (subject to certain limitations).

       The holders of record of Series W Preferred Stock, in the aggregate, are entitled to such number of votes (other than with respect to the election of the Common Stock Nominees described below under Proposal 1) equal to the greater of (i) the number of votes attributable to shares of Company common stock that TWC and its permitted transferees (which are described in our Amended and Restated Certificate of Incorporation) beneficially own, including without limitation those shares of common stock which they have the right to acquire, upon conversion, exchange or redemption of Class W Units of Genius Products, LLC, less the number of votes attributable to the shares of Company common stock which TWC and its permitted transferees may vote directly; and (ii) the number of votes that, together with all other votes entitled to be directly cast by the holders of Series W Preferred Stock, entitle the holders of Series W Preferred Stock to exercise one vote more than one-half of all votes entitled to be cast at the Annual Meeting.

       All proxies which are returned will be counted by the Inspector of Elections in determining the presence of a quorum and on each issue to be voted on for which a vote was cast. An abstention from voting or a broker non-vote will not be counted in the voting process.

       Stockholders may revoke any proxy before it is voted by attendance at the Annual Meeting and voting in person, by executing a new proxy with a later date, or by giving written notice of revocation to our Secretary.

       The shares represented by proxies that are returned properly signed will be voted in accordance with each stockholder’s directions. If the proxy card is signed and returned without direction as to how they are to be voted, the shares will be voted as recommended by our Board of Directors.

Mailing of Proxy Statement and Proxy Card

       We will pay the cost for preparing, printing, assembling and mailing this Proxy Statement and the proxy card and all of the costs of the solicitation of the proxies.

       Our principal executive offices are located at 2230 Broadway, Santa Monica, California. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about November 15, 2006.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What proposals will stockholders be voting on at the Annual Meeting?

       The following matters are scheduled to be voted on at the Annual Meeting:

•	Proposal 1: Election of six directors to our Board of Directors to serve until their successors are duly elected and have qualified.

Note: Six individuals have been nominated for director. Two of these individuals are nominated for election by the holders of our common stock (the “Common Stock Nominees”), and four of these individuals are nominated for election by the holders of our Series W Preferred Stock (the “Series W Nominees”). We are only soliciting your proxy for election of the Common Stock Nominees. The Weinstein Company Holdings LLC and its first-tier subsidiary, W-G Holding Corp., together hold all of the outstanding shares of our Series W Preferred Stock and are entitled to vote for the Series W Nominees at the Annual Meeting.

       If any other matter is properly presented for approval at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares in his or her discretion.

How many votes are needed to approve each proposal?

       The votes required to approve each proposal are as follows:

•	Proposal 1: Directors will be elected by plurality vote, and votes that are withheld will be excluded entirely from the vote and will have no effect.

What is the quorum requirement?

       A quorum of stockholders is necessary to hold a valid meeting. Under our bylaws, a quorum will exist if there is present, in person or by proxy, the holders of shares of stock having a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote at the Annual Meeting.

       Your shares will be counted toward the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the Annual Meeting or a majority of the votes present at the Annual Meeting may adjourn the Annual Meeting to another date.

Who is soliciting my proxy?

       Our Board of Directors.

How does your Board of Directors recommend that I vote?

       The Company’s Board of Directors recommends that stockholders vote “FOR” each of the two nominees identified herein as the Common Stock Nominees.

Who is entitled to vote at the Annual Meeting?

Only holders of record of common stock and Series W Preferred Stock as of the close of business on October 13, 2006 will be entitled to notice of the Annual Meeting and will be entitled to vote at the Annual Meeting.

Where and when is the Annual Meeting?

The Annual Meeting will be held at the at 2:00 p.m. local time at our offices located at 2230 Broadway, Santa Monica, California on Tuesday, December 12, 2006.

Where can I vote my shares?

You can vote your shares where indicated by the instructions set forth on the proxy card, or you can attend and vote your shares in person at the Annual Meeting.

May I change my vote after I have mailed my signed proxy card?

Yes. Just send in a written revocation or a later dated, signed proxy card before the Annual Meeting or attend the Annual Meeting and vote in person. Simply attending the Annual Meeting, however, will not revoke your proxy - you would have to vote at the Annual Meeting in order to revoke your proxy.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

What do I need to do now?

Please vote your shares as soon as possible, so that your shares may be represented at the Annual Meeting. You may vote by signing and dating your proxy card and mailing it in the enclosed return envelope, or you may vote in person at the Annual Meeting.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We also may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Whom should I call if I have questions?

If you have any questions about any of the proposals on which you are voting, you may call or write to:

Genius Products, Inc.
Attn: Corporate Secretary
2230 Broadway
Santa Monica, California 90404
Telephone: (310) 453-1222
Facsimile: (310) 453-0074

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our annual report on Form 10-K for the year ending December 31, 2006.

PROPOSAL 1
ELECTION OF DIRECTORS

In accordance with our Amended and Restated Certificate of Incorporation, the Board of Directors consists of seven members. At each annual meeting of stockholders, directors are elected until their successors are elected or appointed. Our bylaws provide for the election of directors at the Annual Meeting of Stockholders.

The Board of Directors proposes the election of the six below-listed nominees as members of the Board of Directors. If elected, the nominees are expected to serve for the ensuring year or until their successors are elected or appointed.

Unless marked otherwise or if authority is withheld, proxies received will be voted FOR the election of each of the two Common Stock Nominees named below. If any such person is unable or unwilling to serve as a nominee for the office of director at the date of the Annual Meeting or any postponement or adjournment thereof, the proxies may be voted for a substitute nominee, designated by the proxy holders or by the present Board of Directors to fill such vacancy. The Board of Directors has no reason to believe that any such nominee will be unwilling or unable to serve if elected a director.

Nominees

All nominees are currently directors, and each nominee has agreed to be named in this proxy statement and to serve if elected. The age indicated and other information in each nominee’s biography is as of September 30, 2006.

Common Stock Nominees - Directors Nominated for Election by Holders of Common Stock

The following two individuals are the nominees for election by the holders of common stock. We are soliciting your proxy for election of these two individuals.

Stephen K. Bannon Age 52 Director since March 2005 Chairman, Board of Directors
Mr. Bannon was appointed as a director of our company in connection with our acquisition of American Vantage Media Corporation (AVMC). He also has served as an outside consultant to the Company since July 20, 2006. Mr. Bannon served as the Chief Executive Officer of AVMC from May 2004 until our acquisition of AVMC in March 2005. From January 2004 to April 2004, he provided executive and management services to AVMC as a consultant. From April 2002 to December 2003, Mr. Bannon served as Head, Strategic Advisory Services for The Firm, a leading talent management company in the entertainment and media industries. Mr. Bannon served as a managing director and head of media and entertainment investment banking at Jefferies & Company, Inc., an institutional brokerage and investment bank for middle market growth companies, from July 2000 to April 2002. He served as the Chief Executive Officer of Bannon & Co., Inc., an investment banking firm specializing in the entertainment, media and communications industries, from April 1990 to July 1998. In July 1998 Bannon & Company was sold to Société Generalé and Mr. Bannon became head of The Media and Entertainment Group as part of this transaction. Mr. Bannon began his investment banking career in 1984 with Goldman Sachs, Inc. where he worked as a Mergers and Acquisitions Investment Banker until 1990. Mr. Bannon has a Masters of Arts from Georgetown University and an MBA from Harvard Business School where he graduated with honors. Mr. Bannon was a Naval Officer for seven years from 1976-1983 including four years of sea-duty aboard the USS Paul F. Foster “DD964”. Mr. Bannon was awarded the Navy Expedition Medal in 1981 for service in the Persian Gulf during the Iranian Hostage Crisis.

Trevor Drinkwater Age 39 Director since July 2005 Chief Executive Officer
Mr. Drinkwater has served as our Chief Executive Officer since February 2005 and as our President since August 2005. From July 2004 to February 2005, Mr. Drinkwater served as our Executive Vice President of DVD Sales. Prior to that, he served as Chief Operating Officer of Take-Two Interactive Software, Inc. from 2003-2004, Senior Vice President of Sales& Operations at Warner Home Video, Inc. from 1999-2003 and as General Manager of the Perrier Group of America from 1989-1999.

Series W Nominees - Directors Nominated for Election by Holders of Series W Preferred Stock

        The following four individuals are the nominees for election by the holders of Series W Preferred Stock. We are not soliciting your proxy for election of these individuals. The Weinstein Company Holdings LLC and its first-tier subsidiary, W-G Holding Corp., as the holders of the outstanding shares of Series W Preferred Stock, are entitled to elect up to five directors at our Annual Meeting of Stockholders. The following four individuals have been nominated for election by the holders of Series W Preferred Stock at our Annual Meeting, and it is expected that these individuals will be elected. Following their election, these nominees would be deemed to be “Series W Directors,” pursuant to the terms of our Amended and Restated Certificate of Incorporation. It is expected that one seat on our Board of Directors entitled to be filled by the holders of the Series W Preferred Stock with a Series W Director will remain vacant following the Annual Meeting.

        The holders of the Series W Preferred Stock are also entitled, at any time, to remove, without cause, from office any Series W Director and to fill any vacancy caused by the resignation, death or removal of any Series W Director. Vacancies on the Board of Directors resulting from the death, resignation or removal of any Series W Director may be filled by the remaining Series W Directors, to hold office until a qualified successor is elected by the holders of Series W Preferred Stock at the next regular or special meeting of our stockholders.

James G. Ellis Age 59 Director since February 2005 Vice Dean of External Relations, The Marshall School of Business
Mr. Ellis has served as the Vice Dean of External Relations at The Marshall School of Business at the University of Southern California since July 2004. Prior to that, he was the Associate Dean of the Undergraduate Business Program. In addition, he is Professor of Marketing, a position he has held since 1997. Prior to joining academia, Mr. Ellis has held various positions in established companies as well as in entrepreneurial ventures. He is a founding director of Professional Business Bank in Pasadena, California, and currently serves on a number of corporate and non-profit boards. He is also a member of the Chief Executives Organization and World Presidents Organization, and is a graduate of the University of New Mexico and The Harvard University Graduate School of Business Administration.

Herbert Hardt Age 63 Director since October 2005 Principal, Monness, Crespi, Hardt & Co.
Mr. Hardt has been a principal of Monness, Crespi, Hardt & Co., Inc since 1980. From 1976 to 1979, he served as Vice President of Fidelity Management and Research (Bermuda). Mr. Hardt worked at Fidelity Management and Research in Boston, first as an analyst and then as fund manager of Essex Fund and Trend Fund from 1971-1976. Mr. Hardt received his Bachelor of Arts with a Concentration in Engineering and Applied Physics from Harvard College in 1965 and his Master of Business Administration from Harvard University in 1971. He also attended graduate school in applied mathematics at the University of Bern in Bern, Switzerland. From 1966-1969 Mr. Hardt served in the military with the 82nd Airborne Division.

Larry Madden Age 41 Director since July 2006 Executive Vice President & CFO, The Weinstein Company
Mr. Madden was appointed as a director of our company in connection with our transaction with The Weinstein Company (TWC). Mr. Madden has served as Executive Vice President and CFO of TWC since July 2005. From March 2005 to June 2005, he served as President, Digital Media Solutions for Loudeye Corp., a supplier of white label music platforms and business-to-business digital media distribution services. During his tenure at Loudeye, Mr. Madden also served as Executive Vice President and Chief Financial Officer from March 2004 to March 2005. Prior to this, he served as Executive Vice President, Chief Financial Officer and Chief Administrative Officer for EMAK Worldwide, Inc., a Los Angeles based provider of integrated marketing services, from November 2000 to January 2004. He also served as Executive Vice President and Chief Financial Officer for Atomic Pop, an online music distribution and marketing venture and as Senior Vice President and Chief Financial Officer for the recorded music and music publishing investments of Wasserstein Co., Inc., an investment bank. Earlier in his career, Mr. Madden held executive financial roles at Def Jam Recordings and PolyGram International. He began his career at Ernst & Young.

Irwin Reiter Age 47 Director since July 2006 Executive Vice President of Accounting and Financial Reporting, The Weinstein Company
Mr. Reiter was appointed as a director of our company in connection with our transaction with TWC. Mr. Reiter has served as Executive Vice President of Accounting and Financial Reporting for TWC since October 2005. He held various positions at Miramax Films from 1989 to 2005, including Controller, CFO, and Executive Vice President of Accounting and Financial Reporting. Prior to his tenure with Miramax, Mr. Reiter held the position of Manager of Financial Reporting at Tri Star Pictures from 1985-1989. He is a CPA with an MBA in finance from Hofstra University.

Directors’ Meetings and Committees

The Board of Directors and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time as appropriate.

During fiscal 2005 our Board of Directors held 28 meetings.

The Board of Directors has an Audit Committee and a Compensation Committee. The following table lists the chairperson and members of each committee and the number of meetings held by each committing during fiscal 2005.

Director	Audit Committee	Compensation Committee
Stephen K. Bannon	Member	Member
Trevor Drinkwater
James G. Ellis	Member	Chairman
Herbert Hardt	Chairman	Member
Larry Madden
Irwin Reiter
Number of meetings held in fiscal 2005	7	4

Audit Committee. The Audit Committee acts pursuant to a written charter, a copy of which was attached as Appendix A to our proxy statement for our annual meeting of stockholders held in 2004. Our Board of Directors has determined that Mr. Hardt is an audit committee financial expert as defined under applicable rules of the Securities and Exchange Commission. Our Board of Directors also has determined that all members of the Audit Committee are “independent,” as defined in the NASDAQ listing standards, except that on July 20, 2006, we entered into a Consulting Agreement with a company controlled by Stephen Bannon, making Mr. Bannon not independent after that date. Among other things, the Audit Committee:

•	reviews the scope and results of the annual audit and other services provided by our independent auditors; and

•	reviews and evaluates our accounting policies and systems of internal accounting controls.

Audit Committee Approvals

Effective May 6, 2003, the Securities and Exchange Commission adopted rules that require that before our auditor is engaged by us to render any auditing or permitted non-audit related services, the engagement must be approved by our Audit Committee or entered into pursuant to pre-approval policies and procedures established by the Audit Committee, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee’s responsibilities to management.

Our Audit Committee requires advance approval of all audit, audit- related, tax and other services performed by the independent auditor. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it.

Audit Committee Financial Expert

The Board of Directors has determined that at least one of the members of the Audit Committee, Herbert Hardt, qualifies as an “audit committee financial expert” as defined in Securities and Exchange Commission Regulation S-K Item 401(h)(2).

Compensation Committee. Our Board of Directors also has determined that all members of the Compensation Committee are “independent,” as defined in the NASDAQ listing standards, except that on July 20, 2006, we entered into a Consulting Agreement with a company controlled by Stephen Bannon, making Mr. Bannon not independent after that date. Among other things, the Compensation Committee:

•	reviews and approves the salaries, bonuses and other compensation payable to our executive officers; and

•	administers and makes recommendations concerning our employee benefit plans.

A Nominating Committee has not been established due to our small size and the fact that the holders of our Series W Preferred Stock have the right to elect five out of seven of our directors. Until a Nominating Committee is established, the nominating decisions are made by the full board and each director participates in the consideration of nominees.

During 2005, except for director James Ellis, each incumbent director attended or participated in at least 75% of the aggregate of: (i) the total number of meetings of the Board of Directors (during the period for which such director served as a director); and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served (during the period for which such director served on such committees). Mr. Ellis attended 68% of all Board of Directors meetings.

It is our board’s policy to consider candidates recommended by stockholders. If a stockholder wishes to submit a candidate for nomination to our Board of Directors, the stockholder should send a written notice to our Secretary, at 2230 Broadway, Santa Monica, California 90404, Attn: Corporate Secretary.

It is our board’s policy to evaluate candidates proposed by stockholders using the same criteria as for other candidates. The following are among the qualifications that our board considers when evaluating and selecting candidates for nomination to the Board of Directors:

▪	experience in business, finance or administration;
▪	familiarity with our industry;
▪	prominence and reputation; and
▪	whether the individual has sufficient time available to devote to the work of the Board of Directors and one or more of its committees.

In addition, our Board of Directors expects nominees to possess certain core competencies, some of which may include broad experience in business, finance or administration, familiarity with national and international business matters, and familiarity with our industry. In addition to having one or more of these core competencies, board member nominees are identified and considered on the basis of knowledge, experience, integrity, diversity, leadership, reputation, and ability to understand our business.

Policy Regarding Director Attendance at Annual Meeting of Stockholders

We believe that the annual meeting of stockholders is a good opportunity for the stockholders to meet and, if appropriate, ask questions of the Board of Directors. It is also a good opportunity for the members of the Board of Directors to hear any feedback the stockholders may share with us at the meeting. It is our policy that our directors are invited and strongly encouraged to attend our annual meeting of stockholders. We will reimburse all reasonable out of pocket traveling expenses incurred by the directors in attending the annual meeting. At the time of our 2005 Annual Meeting of Stockholders, we had four directors, all of whom were in attendance at our 2005 Annual Meeting of Stockholders, except for Messrs. Hardt and Ellis.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was at any time during fiscal year 2005 or at any other time our officer or employee. There are no compensation committee interlocks between us and other entities involving our executive officers and board members who serve as executive officers or board members of such other entities.

Code of Ethics

We have adopted a financial code of ethics that applies to our principal executive officer, principal financial officer and controller or principal accounting officer, or persons performing similar functions. This financial code of ethics constitutes a “code of ethics,” as defined in Securities and Exchange Regulation S-K Item 406(b). A copy of our financial code of ethics is available on our website at http://www.geniusproducts.com. If we make any amendments to our financial code of ethics, other than technical, administrative or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of our financial code of ethics to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, then we will disclose the nature of the amendment or waiver, its effective date and to whom it applies on our website at http://www.geniusproducts.com or in a report on Form 8-K filed with the Securities and Exchange Commission.

Communications between Stockholders and the Board of Directors

Stockholders may communicate with our Board of Directors by writing to: Board of Directors, Genius Products, Inc., 2230 Broadway, Santa Monica, California 90404. Communications to individual directors may be sent to the same address.

Director Compensation

Our non-employee directors do not receive cash compensation for serving on our board but are reimbursed for expenses actually incurred in connection with attending board meetings.

During 2005, the Board of Directors granted options for board service to directors as follows:

Name	Option Grants (shares)	Exercise Price Per Share
Stephen K. Bannon	429,520	$1.63
Stephen K. Bannon	1,000,000	$1.88
Stephen K. Bannon	400,000	$2.31
James G. Ellis	429,520	$1.63
Herbert Hardt	143,173	$1.59

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THE TWO NOMINEES FOR ELECTION BY OUR COMMON STOCKHOLDERS.

OTHER MATTERS

Our directors know of no other matters to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, including any adjournment or adjournments thereof, it is intended that proxies received in response to this solicitation will be voted on such matters in the discretion of the person or persons named in the accompanying proxy form.

INDEPENDENT PUBLIC ACCOUNTANTS

Fees of Independent Public Accountants

The following table sets forth fees paid or accrued by us for audit and other services provided by Singer Lewak Greenbaum & Goldstein LLP (“Singer Lewak” or “SLGG”) and Cacciamatta Accountancy Corporation (“Cacciamatta” or “CAC”) for the years ended December 31 as follows:

	2005		2004
	SLGG	CAC	SLGG	CAC
Audit Fees	$420,502	--	$95,091	$58,325
Audit-Related Fees	--	--	--	10,000
Tax Fees	--	--	--	--
All Other Fees	257,791	82,475	--	--
Total	$678,293	$82,475	$95,091	$68,325

During the year ended December 31, 2004, the audit fees from Singer Lewak did not include fees associated with quarterly reviews. Additionally, All Other Fees incurred during the year ended December 31, 2005 include fees associated with consents and the transaction with TWC.

TAX FEES

Our principal accountants did not bill us any fees for tax compliance, tax advice and tax planning for our fiscal years ended December 31, 2005 or 2004.

ALL OTHER FEES

Our principal accountants did not bill us for any services or products other than as reported above during our fiscal years ended December 31, 2005 or 2004.

AUDIT COMMITTEE APPROVALS

Effective May 6, 2003, the Securities and Exchange Commission adopted rules that require that before our auditor is engaged by us to render any auditing or permitted non-audit related services, the engagement must be approved by our audit committee or entered into pursuant to pre-approved policies and procedures established by the audit committee, provided the policies and procedures are detailed as to the particular service, the audit committee is informed of each service, and such policies and procedures do not include delegation of the audit committee’s responsibilities to management.

Our audit committee requires advance approval of all audit, audit-related, tax and other services performed by the independent auditor. Unless the specific service has been previously pre-approved with respect to that year, the audit committee must approve the permitted service before the independent auditor is engaged to perform it.

Dismissal of Cacciamatta Accountancy Corporation

Effective October 25, 2004, we dismissed Cacciamatta, who had previously served as our independent accountants, and engaged Singer Lewak as our new independent accountants. Our Audit Committee recommended that we change audit firms, directed the process of review of candidate firms to replace Cacciamatta and made the final decision to engage Singer Lewak.

The reports of Cacciamatta on our financial statements for the two fiscal years ended December 31, 2004 and 2003 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

In connection with its audits of our company for the two fiscal years ended December 31, 2004 and 2003, and through the date of this report, there were no disagreements with Cacciamatta on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Cacciamatta, would have caused Cacciamatta to make reference thereto in their report on the financial statements for such years.

During the two most recent fiscal years and through the date of this Proxy Statement, we have not consulted with Singer Lewak on any matter that: (i) involved the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, in each case where a written report was provided or oral advice was provided that was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event under Item 304(a)(1)(v) of Regulation S-K.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to the beneficial ownership of common stock as of September 30, 2006 (except where otherwise indicated in the footnotes) by (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our directors and Named Executive Officers and (iii) all of our current executive officers and directors as a group. Except as otherwise listed below, the address of each person is c/o Genius Products, Inc., 2230 Broadway, Santa Monica, California 90404. As of September 30, 2006, there were outstanding 61,534,357 shares of our common stock.

	Shares Beneficially Owned (1)
Name of Owner	Number		Percent
Stephen K. Bannon	629,500	(2)	1.0
Trevor Drinkwater	1,900,000	(3)	3.0
James G. Ellis	429,520	(4)	*
Herbert Hardt	349,043	(5)	*
Klaus Moeller	2,406,044	(6)	3.8
Michael Meader	2,372,733	(7)	3.6
Mark Miller	487,500	(8)	*
Shawn Howie	500,000	(9)	*
Rodney Satterwhite	255,000	(10)	*
David Snyder	40,000	(11)	*
All current directors and officers as a group (10 persons)	4,701,131	(12)	6.8
Bonanza Master Fund, Ltd.	4,065,474	(13)	6.5
Janus Capital Management	6,275,070	(14)	9.9
Magnetar Capital Partners LLC	5,706,400	(15)	9.2
Magnetar Financial LLC	3,463,494	(15)	5.6
Wellington Management Company LLP	8,486,730	(16)	13.8

* Represents less than 1% of our common stock.
(1)
Number of shares beneficially owned and the percentage of shares beneficially owned are based on 61,534,357 shares of our common stock outstanding as of September 30, 2006. Beneficial ownership is determined in accordance with the rules of the SEC. All shares of our common stock subject to currently exercisable options or options exercisable within 60 days after September 30, 2006 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage of ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage of ownership of any other person. Except as indicated in the footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

(2)	Includes outstanding options to purchase 629,500 shares exercisable within 60 days of September 30, 2006. Excludes outstanding options to purchase 1,200,020 shares exercisable after that period.

(3)	Includes outstanding options to purchase 1,900,000 shares exercisable within 60 days of September 30, 2006. Excludes outstanding options to purchase 1,175,000 shares exercisable after that period.

(4)	Includes outstanding options to purchase 429,520 shares exercisable within 60 days of September 30, 2006.

(5)
Includes 180,050 shares held directly by Mr. Hardt. Also includes outstanding options to purchase 157,061 shares exercisable within 60 days of September 30, 2006. Excludes outstanding options to purchase 372,459 shares exercisable after that period.

(6)
Includes 543,787 shares held by or for the benefit of family members of Mr. Moeller, as to which Mr. Moeller has disclaimed all beneficial interest, and 75,000 shares held by Mr. Moeller as guardian of two minor children. The information with respect to the foregoing shares held by Mr. Moeller is as of March 31, 2006 as we do not have complete information regarding his stock transactions after that date. Also includes (i) outstanding options to purchase 1,758,685 shares exercisable within 60 days of September 30, 2006 and (ii) warrants to purchase 28,572 shares exercisable within 60 days of September 30, 2006.

(7)
Includes 100,000 shares held by family member of Mr. Meader and 542,161 shares held directly by Mr. Meader. The information with respect to the foregoing shares held by Mr. Meader is as of March 31, 2006 as we do not have complete information regarding his stock transactions after that date. Also included are outstanding options to purchase 1,702,000 shares and a warrant to purchase 28,572 shares, which are exercisable within 60 days of September 30, 2006.

(8)	Includes outstanding options to purchase 487,500 shares exercisable within 60 days of September 30, 2006.

(9)	Includes outstanding options to purchase 500,000 shares exercisable within 60 days of September 30, 2006.

(10)	Includes outstanding options to purchase 255,000 shares exercisable within 60 days of September 30, 2006. Excludes outstanding options to purchase 225,000 shares exercisable after that period.

(11)	Includes outstanding options to purchase 40,000 shares exercisable within 60 days of September 30, 2006.

(12)	Includes outstanding options to purchase 4,701,131 shares exercisable within 60 days of September 30, 2006. Excludes outstanding options to purchase 3,494,929 shares exercisable after that period.

(13)
The information in this footnote is as of March 31, 2006. Bonanza Master Fund, Ltd. is managed by Bonanza Capital, Ltd., which is managed by Bonanza Fund Management, Inc. The number of shares represented includes warrants to purchase 783,830 shares of common stock exercisable within 60 days of September 30, 2006. The mailing address for Bonanza Master Fund, Ltd. is 300 Crescent Court, Suite 1740, Dallas, Texas 75201.

(14)
The information in this footnote is as of March 31, 2006. Includes shares held by Janus Investment Fund, on behalf of its Series Janus Venture Fund, which is managed by Janus Capital Management. The number of shares includes (i) 4,850,070 shares held directly by Janus Capital and (ii) a warrant to purchase 1,425,000 shares of common stock. However, the warrant provides that the number of shares that may be acquired upon exercise of the warrant is limited to the extent necessary to insure that the total number of shares of common stock then beneficially owned by the warrant holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the warrant holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, does not exceed 9.999% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon exercise). The mailing address for Janus Investment Fund is c/o Janus Capital Management, 151 Detroit St., Denver, CO 80206.

(15)
The information in this footnote is as of March 31, 2006. Includes shares held by accounts of Magnetar Capital Master Fund Ltd., a Cayman Islands exempted Company (“Magnetar Capital Master Fund”), and certain managed accounts (“Managed Accounts”). Magnetar Capital Partners serves as the sole member and parent holding company of Magnetar Financial and Magnetar Investment LLC, registered investment advisors under Section 203 of the Investment Advisors Act of 1940, as amended. Magnetar Financial serves as investment advisor to the Managed Accounts. In such capacity, Magnetar Investment Management exercises voting and investment power over shares held for the accounts of the Managed Accounts. Supernova Management is the controlling member of Magnetar Capital Partners. The Manager of Supernova Management is Alan N. Litowitz (“Litowitz”).

Each of Magnetar Capital Partners, Supernova Management and Litowitz may be deemed to be the beneficial owners of (a) 3,050,994 shares held for the account of Magnetar Capital Master fund; (b) 412,500 shares issuable upon the conversion of certain warrants held for the account of Magnetar Capital Master Fund; and (c) 2,242,906 shares held for the accounts of Managed Accounts. Magnetar Financial may be deemed to be the beneficial owner of 3,464,494 shares including (a) 3,050,994 shares held for the account of Magnetar Capital Master Fund and (b) 412,500 shares issuable upon the conversion of certain warrants held for the account of Magnetar Capital Master Fund.

The principal business address of each of Magnetar Financial, Magnetar Capital Partners and Supernova Management is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60210.

(16)
The information in this footnote is as of March 31, 2006. Wellington Management LLP, in its capacity as investment adviser, may be deemed to beneficially own 8,486,730 shares which are held of record by clients of Wellington Management. The principal business address for Wellington Management is 75 State Street, Boston, MA 02109.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to each of our executive officers as of September 30, 2006.

NAME	AGE	POSITION

Trevor Drinkwater	39	President, Chief Executive Officer and Director
John Mueller	43	Chief Financial Officer
Rodney Satterwhite	42	Executive Vice President and Chief Operating Officer
Michel Urich	40	Executive Vice President and General Counsel
Christine Martinez	39	Executive Vice President and General Manager of Genius Products Division
Michael Radiloff	42	Executive Vice President of Marketing
Mitch Budin	40	Executive Vice President of Sales

Trevor Drinkwater has served as our Chief Executive Officer since February 2005. From July 2004 to February 2005, Mr. Drinkwater served as our Executive Vice President of DVD Sales. Prior to that, he served as Chief Operating Officer of Take-Two Interactive Software, Inc. from 2003-2004, and Senior Vice President of Sales at Warner Home Video from 1999-2003. Mr. Drinkwater also serves on the Board of Directors of an entertainment company named Brandissimo! Inc.

John Mueller has served as our Chief Financial Officer since February 1, 2006. Mr. Mueller joined us from Jefferies & Company, Inc., where he served as Senior Vice President of Media and Entertainment Investment Banking in New York. Prior to Jefferies, Mr. Mueller worked for Credit Suisse First Boston in New York and SG Cowen in Los Angeles advising entertainment and media companies from a broad range of sectors including filmed entertainment, video games and Internet media. Mr. Mueller began his career in corporate finance at Kimberly-Clark Corporation, a Fortune 500 consumer packaged goods company.

Rodney Satterwhite became our Executive Vice President and Chief Operating Officer in November 2005, after serving as our Executive Vice President of Operations from April 2005 to November 2005 and our Vice President, Sales Services from July 2004 to April 2005. Mr. Satterwhite, who holds an MBA in finance, has over 19 years experience in retail and entertainment, ranging from sourcing and logistics to retail strategy and merchandising. While at Giant Food Inc. from October 1986 to May 1998 he gained management experience in the areas of manufacturing, sourcing, distribution, cost accounting, finance, merchandising and category management. As a Warner Home Video executive from May 1998 to February 2004, he was responsible for developing supply, logistics, and retail business development strategies for both sell-through and rental markets. From February to July 2004, before joining us, he was responsible for revamping trade marketing, sales planning and analysis, inventory/supply and customer service as Take Two Interactive’s Vice President of North American Sales Services.

Michel Urich became our Executive Vice President and General Counsel in November 2005, after serving as General Counsel since July 25, 2005. Prior to joining us, from August 2001 to June 2005 Mr. Urich served as Senior Vice President and Director of Legal Affairs at Nara Bancorp, Inc., as well as Nara Bank. Mr. Urich obtained two law degrees from the University of London as well as an MBA from the University of San Francisco.

Christine Martinez became our Executive Vice President and General Manager in September 2005. Prior to joining us, Ms. Martinez was a Sales and Marketing Executive at Warner Home Video from April 1996 to May 2005. Her last executive appointment with Warner Home Video was as Vice President, Marketing - Non Theatrical, from November 2003 until her departure from our company. Ms. Martinez also had a three year tenure in sales, from March 1993 to April 1996, with WEA Corp., a former Time Warner division.

Michael Radiloff became our Executive Vice President of Marketing in October 2005. Mr. Radiloff is a senior marketing executive with 15 years of entertainment and packaged goods marketing experience with industry-leading companies. He was most recently at Warner Home Video as Vice President of Theatrical Catalog Marketing from May 2001 to September 2005 and as Director of DVD Marketing from March 2000 to April 2001. As the person responsible for releasing Warner’s vast film library onto DVD, Mr. Radiloff launched over 100 new DVD releases annually. Prior to that, he worked as a Brand Marketing Manager at Disney Interactive and Activision. Mr. Radiloff holds an MBA from Stanford Graduate School of Business

Mitch Budin became our Executive Vice President of Sales on January 6, 2006. Mr. Budin joins us from Dreamworks SKG, where he served as Head of Sales North America, Home Entertainment division, for the past five years. At Dreamworks, Budin was instrumental in developing marketing strategies and launching some of the industry’s biggest selling DVDs, including Madagascar, Gladiator, Shrek, Shrek2, and Shark Tale, among others. He joined Dreamworks from Warner Home Video, where he held a number of sales and sales management positions during his nine-year tenure. Budin received his BS from Towson University.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table sets forth information concerning the total compensation earned during fiscal years 2003, 2004 and 2005 for services rendered to us by:

•	Our chief executive officer;

•
Each of our other most highly compensated executive officers employed by us as of December 31, 2005 whose salary and bonus for the fiscal year ended December 31, 2005 was in excess of $100,000 for their services rendered in all capacities to us;

•	Two additional individuals for whom disclosure would be required to be provided but for the fact that the individuals were not serving as an executive officer of Genius Products at December 31, 2005.

The listed individuals are hereinafter referred to as the “Named Executive Officers”.

SUMMARY COMPENSATION TABLE
					Long-Term Compensation			All Other Compensation $ (Car Allowance)
			Annual Compensation		Awards		Payouts
Name and Position	Year	Salary $	Bonus $	Other Annual Compensation $	Restricted Stock Awards $	Securities Underlying Option/SARs and Warrants	LTIP Payouts $
Trevor Drinkwater CEO	2005 2004 2003	228,125 175,000 0	0 0 0	0 0 0	0 0 0	2,600,000 500,000 0	0 0 0	4,000 0 0

Klaus Moeller (1) Former CEO and Interim CFO	2005 2004 2003	316,709 225,000 150,000	0 125,000 45,000	9,733 0 0	0 0 28,572	261,000 750,000 626,257	0 0 0	3,000 9,000 9,000

Shawn Howie (2) Former CFO	2005 2004 2003	117,692 0 0	0 0 0	0 0 0	0 0 0	1,200,000 0 0	0 0 0	0 0 0

David Snyder (3) Former Executive Vice President of Content	2005 2004 2003	149,358 0 0	0 0 0	0 0 0	0 0 0	200,000 0 0	0 0 0	0 0 0

Rodney Satterwhite Chief Operating Officer	2005 2004 2003	163,540 125,000 0	0 0 0	0 0 0	0 0 0	450,000 30,000 0	0 0 0	1,600 0 0

Michael Meader (4) Former President	2005 2004 2003	281,293 197,500 150,000	0 85,000 15,000	24,495 0 0	0 0 28,572	209,000 575,000 496,572	0 0 0	3,000 9,000 9,000

Mark Miller (5) Former Chief Operating Officer	2005 2004 2003	173,750 173,000 0	0 20,000 0	0 0 0	0 0 0	0 0 0	0 0 0	3,000 0 0
__________________
(1)
Mr. Moeller resigned as our Chief Executive Officer in February 2005. During 2003, in response to our Company’s limited cash flow, Mr. Moeller accepted $20,000 of his 2003 salary in the form of 28,572 shares of common stock valued at $0.70 per share and a five-year warrant to purchase 28,572 shares of common stock at an exercise price of $1.40. These issuances were made as of June 2, 2003, at the same price as a private placement at that time. Mr. Moeller resigned his employment on July 28, 2005, and continued to receive salary compensation for twelve months under the terms of a Settlement Agreement dated July 28, 2005. Mr. Moeller also received a consulting fee of $9,733 for the period of July 28, 2005, to September 1, 2005.

(2)	Mr. Howie resigned as our CFO on February 7, 2006.
(3)	Mr. Snyder resigned as our Executive Vice President of Content in August 2006.

(4)
Mr. Meader resigned as our President in July 2005. During 2003, in response to our Company’s limited cash flow, Mr. Meader accepted $20,000 of his 2003 salary in the form of 28,572 shares of common stock valued at $0.70 per share and a five-year warrant to purchase 28,572 shares of common stock at an exercise price of $1.40. These issuances were made as of June 2, 2003, at the same price of a private placement at that time. Mr. Meader continued to receive salary compensation for twelve months under the terms of a Settlement Agreement dated July 28, 2005. Mr. Moeller received a $24,495 commission payment based on two percent (2%) of sales of music during the third quarter of 2005.

(5)	Mr. Miller resigned as our Chief Operating Officer in August 2005.

    The following table sets forth the options granted, if any, to the Named Executive Officers during the fiscal year ended December 31, 2005.

OPTION/SAR GRANTS IN LAST FISCAL YEAR
INDIVIDUAL GRANTS

Name	Number of Securities Underlying Options/ SARs Granted (#)	Percent of Total Options/ SARs Granted to Employees in Fiscal Year (%)	Exercise or Base Price ($/SH)	Expiration Date
Trevor Drinkwater	1,200,000	17%	$ 1.65	July 26, 2015
	1,000,000	14%	$ 1.88	November 7, 2015
	400,000	6%	$ 2.31	November 28, 2015
Klaus Moeller	261,000	4%	$ 1.55	July 28, 2010
Shawn Howie	900,000	13%	$ 1.65	July 26, 2015
	100,000	3%	$ 1.88	November 7, 2015
	200,000	1%	$ 2.31	November 28, 2015
David Snyder	200,000	3%	$ 2.10	June 14, 2015
Michael Meader	209,000	3%	$ 1.55	July 28, 2010
Rodney Satterwhite	120,000	2%	$ 2.10	June 14, 2015
	30,000	-	$ 1.63	October 19, 2015
	225,000	3%	$ 1.88	November 7, 2015
	75,000	1%	$ 2.31	November 28, 2015
Mark Miller	0	0	0
	4,920,000

The following table sets forth information concerning the exercise of stock options by the Named Executive Officers during our fiscal year ended December 31, 2005, and the value of all exercisable and unexercisable options at December 31, 2005. This table does not include warrants.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-The-Money Options at FY-End ($) (1)
Name	Exersicable	Unexercisble	Exercisable	Unexercisable
Trevor Drinkwater	1,012,500	2,087,500	$1,640,000	$2,790,000
Klaus Moeller	2,058,685	0	$2,334,578	0
Shawn Howie	500,000	700,000	$825,000	$848,000
David Snyder	0	200,000	0	0
Michael Meader	1,702,000	0	$1,884,450	0
Rodney Satterwhite	105,000	225,000	$201,000	$330,900
Mark Miller	487,500	0	$450,000	0
_________________________

(1)
Based on the closing price for our common stock at the close of market on December 31, 2005. On December 31, 2005, the price of our common stock was $2.02 per share. The lowest exercise price of any outstanding option at December 31, 2005 was $1.37 per share.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements with Named Executive Officers

Trevor Drinkwater

On August 3, 2005, we entered into an employment agreement with Trevor Drinkwater pursuant to which Mr. Drinkwater agreed to serve as our Chief Executive Officer. Under the agreement, Mr. Drinkwater is employed by us at-will and his employment may be terminated by us at any time. Mr. Drinkwater’s annual salary during his employment is $275,000. Mr. Drinkwater will be provided an $800 monthly auto allowance and three weeks annual paid vacation. Mr. Drinkwater was granted options to purchase 1,200,000 shares of our common stock priced at fair market value of the common stock on the date of grant. The options vest over a three-year period, with 600,000 vesting upon the date of grant and the remaining 600,000 vesting in equal installments on each of the second and third anniversaries of the date of grant. The agreement also calls for us to pay to Mr. Drinkwater, at our sole discretion, an incentive bonus based upon achievement of certain operating profit results as defined in his agreement. Mr. Drinkwater will also receive accelerated vesting of stock options if the targeted operating profit results are achieved. If we terminate Mr. Drinkwater without cause (as defined in the agreement), Mr. Drinkwater is entitled to receive a severance payment equal to his compensation for a twelve month period plus all accrued but unpaid salary and vacation time.

Effective December 5, 2005, we entered into an amendment (the "First Amendment") to the employment agreement with Trevor Drinkwater, pursuant to which the following changes were made to his employment agreement, effective upon the closing of our strategic transaction with TWC (which closed on July 21, 2006):

•	Three-year term, with up to two one-year extensions at the Company's option;

•
Base compensation of $425,000 in year one, $475,000 in year two, $525,000 in year three, $625,000 in year four (if applicable), and $675,000 in year five (if applicable), plus annual bonuses in each year of up to 50% of base salary based on performance factors to be determined by our Board of Directors; and

•	Additional stock options to acquire 1,000,000 shares, vesting in equal installments over five years.

        Prior to July 21, 2006, the Company agreed to pay to Mr. Drinkwater the annual base compensation that would otherwise be payable to him during the first year following the closing of the TWC transaction pursuant to the terms of the First Amendment (the “Annual Base Compensation”). On July 20, 2006, the Company entered into a second amendment to his employment agreement (the “Second Amendment”) pursuant to which we agreed to pay compensation to Mr. Drinkwater, effective as of June 1, 2006, at a rate equal to the Annual Base Compensation.

Shawn Howie

On June 23, 2005, we entered into an employment agreement with Shawn Howie pursuant to which Mr. Howie agreed to serve as our Executive Vice President and the Chief Financial Officer. Mr. Howie is employed at-will and his employment may be terminated by us at any time. Mr. Howie’s annual salary during his employment is $225,000. In addition, Mr. Howie was granted options to purchase 900,000 shares of our common stock with an exercise price of $1.95 per share. The options will vest in equal annual installments of 180,000 shares beginning on the first anniversary of Mr. Howie’s hire date. The Agreement also calls for us to pay to Mr. Howie, at our sole discretion, a year-end performance bonus consistent with the bonus plan of our Chief Executive Officer. If we terminate Mr. Howie without cause (as defined in the agreement), Mr. Howie is entitled to receive a severance payment equal to his compensation for a six-month period plus all accrued but unpaid salary and vacation time.

In addition, on February 7, 2006, we entered into a Settlement Agreement and Release of Claims with Shawn Howie relating to Mr. Howie’s resignation as an officer of our company.

Rodney Satterwhite

Effective December 2, 2005, we entered into an employment agreement with Rodney Satterwhite pursuant to which Mr. Satterwhite agreed to serve as Executive Vice President and Chief Operating Officer. Under the agreement, Mr. Satterwhite is employed by us at-will and his employment may be terminated by us at any time. Mr. Satterwhite’s annual salary during his employment will be $200,000, and he will be provided an additional $800 monthly auto allowance. In addition, Mr. Satterwhite was granted an option to purchase 225,000 of our shares of common stock vesting over a three-year period. Mr. Satterwhite will be provided three weeks annual paid vacation. If we terminate Mr. Satterwhite without cause (as defined in the agreement), he will be entitled to receive a severance payment equal to his compensation for a six-month period plus all accrued but unpaid salary and vacation time.

Effective December 5, 2005, we entered into an amendment to the employment agreement with Mr. Satterwhite, pursuant to which the following changes were made to his employment agreement, effective upon the closing of our strategic transaction with TWC (which closed on July 21, 2006):

•	Two-year term, with a one-year extension at our option; and

•	Additional stock options to acquire 75,000 shares, vesting in equal installments over five years.

Effective June 1, 2006, Mr. Satterwhite's annual salary was increased to $250,000.

Klaus Moeller and Michael Meader

Effective January 3, 2002, we entered into three-year employment agreements with Klaus Moeller and Michael Meader. Under each employment agreement, the executive is entitled to an annual salary of $150,000 and was granted an option to purchase 450,000 shares of common stock which vest one-third each year beginning on December 31, 2002. The options granted are exercisable for a period of 10 years from the date of grant at an exercise price of $0.63 per share, the market price on the date of grant. Under these employment agreements, if the senior executive died or was terminated without cause (as defined in the employment agreement) during the first year of the employment agreement, the senior executive would have received 24 months of salary as severance pay. If the senior executive died or was terminated without cause during the second year of the employment agreement, the senior executive would have received 18 months of salary as severance pay. If the senior executive dies or is terminated without cause during the third year of the employment agreement, the senior executive will receive 12 months of salary as severance pay. Severance pay under these employment agreements is due and payable in full immediately upon death or termination of the senior executive.

Effective October 31, 2003, the above employment agreements were amended to (i) extend the expiration date until January 2, 2006, (ii) to increase annual salaries according to the table below, and (iii) to grant to each senior executive a ten-year stock option to purchase 250,000 shares of our common stock at an exercise price of $1.50 per share, of which 50,000 shares will vest on December 31, 2004, and 200,000 shares will vest on December 31, 2005.

	2004 Salary	2005 Salary
Klaus Moeller	$222,500	$244,750
Mike Meader	$197,500	$217,250

On July 27, 2005, we announced a reorganization of our management team and announced that Michael Meader would resign as our president and become our consultant and Klaus Moeller would resign as our executive, but would remain our director and consult for us. On July 29, 2005, we entered into severance and consulting arrangements with Messrs. Meader and Moeller, upon the terms described below. Mr. Moeller subsequently resigned as a director, effective September 9, 2005.

Under the terms of a Confidential Settlement Agreement and Mutual Release of Claims with Mr. Meader (the “Meader Severance Agreement”), we agreed to the following:

•	Mr. Meader resigned effective July 28, 2005 (the “Meader Resignation Date”);

•	We agreed to pay Mr. Meader severance for 12 months totaling $217,250, subject to standard payroll deductions and withholdings and payable in accordance with the regular company payroll practice;

•	We agreed to issue to Mr. Meader 209,000 additional vested stock options at fair market value on date of grant, pursuant to our 2004 Stock Incentive Plan, exercisable over a period of 5 years;

•	Mr. Meader retains any award of stock options previously vested and unvested as of the Meader Resignation Date. Unvested options vested as of the Meader Resignation Date;

•	We agreed to pay Mr. Meader’s health insurance premiums for 12 months beginning at the conclusion of the Separation and Retention Agreement (the “Meader Consulting Agreement”);

•	We agreed to reimburse Mr. Meader for reasonable legal expenses in connection with the negotiation and execution of the Meader Severance Agreement in an amount not to exceed $3,000; and

•	The parties agreed to release each other of all claims.

Under the Meader Consulting Agreement, Mr. Meader agreed to provide retention services to us as an employee in matters related only to our music and/or catalog business for a period of 60 days starting on July 28, 2005 (the “Retention Period”), which has since expired. During the Retention Period, we could terminate the Retention Period early for “cause” as defined in the Meader Consulting Agreement. Under the terms of the agreement, we agreed to pay Mr. Meader $18,104.16 per month in consulting fees for work performed during the Retention Period, payable in accordance with our regular payroll practice. In addition, we agreed to pay Mr. Meader as additional compensation, a commission of 2% of all sales of music by us during the third quarter of 2005.

Under the terms of a Confidential Settlement Agreement and Mutual Release of Claims with Mr. Moeller (the “Moeller Severance Agreement”), we agreed to the following:

•	Mr. Moeller resigned effective July 28, 2005 (the “Moeller Resignation Date”);

•	We agreed to pay Mr. Moeller severance for 12 months totaling $244,750, subject to standard payroll deductions and withholdings and payable in accordance with the regular company payroll practice;

•	We agreed to issue to Mr. Moeller 261,000 additional vested stock options at fair market value on date of grant, pursuant to our 2004 Stock Incentive Plan, exercisable over a period of 5 years;

•	Mr. Moeller retains any award of stock options previously vested and unvested as of the Moeller Resignation Date. Unvested options vested as of the Moeller Resignation Date;

•	We agreed to pay Mr. Moeller’s health insurance premiums for 12 months beginning at the conclusion of the Separation and Retention Agreement (the “Moeller Consulting Agreement”);

•	We agreed to reimburse Mr. Moeller for reasonable legal expenses in connection with the negotiation and execution of the Moeller Severance Agreement in an amount not to exceed $3,000; and

•	The parties agreed to release each other of all claims.

Under the Moeller Consulting Agreement, Mr. Moeller agreed to provide consulting services to us, as an independent contractor, in any area for which he is qualified by virtue of his education, experience and training upon request by a duly authorized officer. The consulting relationship began on July 29, 2005, and was to continue for a minimum of four months, and thereafter terminable by either party on 60 days written notice (the “Consulting Period”). Our obligation to pay Mr. Moeller any further consulting fees was to cease upon termination of the Consulting Period. During the Consulting Period, Mr. Moeller was to receive $8,500 per month in consulting fees, which will be paid every six months. In addition, Mr. Moeller was to receive a fully vested stock option grant for 150,000 shares at fair market value on date of grant, pursuant to our 2004 Stock Incentive Plan.

On September 1, 2005, we and Mr. Moeller mutually agreed to terminate the Moeller Consulting Agreement and we paid Mr. Moeller for services performed under the Moeller Consulting Agreement through September 1, 2005.

The following reports of the Compensation Committee and the Audit Committee, references to the independence of the Audit Committee members, Audit Committee Charter and Stock Performance Graph should not be considered to be part of this Proxy Statement. Any current or future cross-references to this Proxy Statement in filings with the Securities and Exchange Commission under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, will not include the reports or graph reproduced below or the Audit Committee Charter.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Our Compensation Committee, which is comprised of three directors, is responsible for considering and approving compensation arrangements for our senior management, including our chief executive officer and the other executive officers. Our Board of Directors also has determined that all members of the Compensation Committee are “independent,” as defined in the NASDAQ listing standards, except that as of July 20, 2006, we entered into a Consulting Agreement with a company controlled by Stephen Bannon, making Mr. Bannon not independent after that date.

Our executive compensation policy is to: (i) attract and retain key executives who are important to our continued success; and (ii) provide effective financial incentives, at a reasonable cost to the stockholders, for senior management to enhance the value of the stockholders’ investment. The Compensation Committee attempts to achieve these goals by integrating competitive annual base salaries and bonuses with stock options. In support of this philosophy, a meaningful portion of executive compensation is placed at-risk and linked to our financial performance. The Compensation Committee believes that cash compensation in the form of salary and bonuses provides our executives with short-term rewards for success in operations, and that long-term compensation through the award of stock options encourages growth in management stock ownership, which leads to expansion of management’s stake in our long-term performance and success. The Compensation Committee considers all elements of compensation and the compensation policy when determining individual components of pay. The Compensation Committee is responsible to the Board of Directors for ensuring that our executive officers are compensated in a manner that furthers our business strategies and aligns their interests with those of our stockholders.

The primary components of our executive compensation program are (i) base salaries, (ii) bonuses and (iii) stock options.

Base Salaries and Bonuses

Executive officers’ base salaries are reviewed periodically by the Compensation Committee, based on level of responsibility and individual performance, subject to the terms of our employment agreements with executive officers. For fiscal year 2005, the Compensation Committee approved the base salaries of the executive officers based on salaries paid to executive officers with comparable responsibilities employed by similar companies. The executive officer bonuses are designed to reward executives for individual and corporate performance and contributions to our success and overall growth and progress. Bonus amounts are determined through consideration of the executive officers’ respective responsibilities and positions in conjunction with progress in the achievement of individual and corporate objectives during the fiscal year. In reviewing executive officer salaries and bonuses, the Compensation Committee exercises its judgment based on all the factors described above.

Stock Options

We believe that stock options encourage and reward effective management, which results in long-term corporate financial success, as measured by stock price appreciation. During 2005, stock options to purchase 5,992,693 shares of Common Stock were granted to the Named Executive Officers and stock options to purchase 1,495,000 shares were granted to 22 other employees (excluding grants to directors). The number of options that each executive officer or employee was granted was based primarily on the Compensation Committee’s assessment of the executive’s or employee’s ability to enhance our long-term growth and profitability. The vesting provisions of options are designed to encourage longevity of employment.

2005 Compensation of the Chief Executive Officer

The compensation awarded to Mr. Drinkwater in 2005 reflects the basic philosophy generally discussed above that compensation be based on individual and corporate performance. Elements of corporate performance considered include our financial results, stock price appreciation and business development accomplishments.

The compensation paid to Mr. Howie in 2005 also reflected the same basic philosophy with respect to individual and corporate performance as determined during fiscal 2004 by previous members of the Committee. We entered into a Settlement Agreement and Mutual Release of Claims with Mr. Howie as described in the section Employment Contracts, Termination of Employment and Change-in-Control Arrangements with Named Executive Officers. The Committee reviewed and approved the settlement agreement with Mr. Moeller.

                COMPENSATION COMMITTEE:
                James G. Ellis, Chairman
                Stephen K. Bannon
                Herbert Hardt

REPORT OF THE AUDIT COMMITTEE

The following is the report delivered by the Audit Committee of our Board of Directors with respect to the principal factors considered by such Committee in its oversight of our accounting, auditing and financial reporting practices for fiscal year 2005.

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists our Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Our independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principals.

In discharging their oversight responsibility as to the audit process, the prior members of our Audit Committee received from our independent auditors, Singer Lewak Greenbaum & Goldstein LLP, the written disclosures and the letter describing all relationships between the auditors and us that might bear on the auditor’s independence, consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the prior members of our Audit Committee discussed with the auditors any relationships that may impact their objectivity and independence and satisfied themselves as to the auditor’s independence.

The prior members of our Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The prior members of our Audit Committee reviewed and discussed our audited financial statements as of and for the fiscal year ended December 31, 2005 with management and the independent auditors.

Based on the review and discussions referred to above, the prior members of our Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.

                                                AUDIT COMMITTEE:
                                                Herbert Hardt, Chairman
                                                Stephen K. Bannon
                                                James G. Ellis

STOCK PERFORMANCE GRAPH

The following graph compares the performance of our common stock over the five preceding fiscal years to the weighted average performance over the same period of the stock of companies included in the NASDAQ Stock Market U.S. Index and the S&P Movies & Entertainment Index. The graph assumes $100 was invested at the close of trading on December 31, 2000 in our common stock and in each of the indices and that all dividends were reinvested. The NASDAQ Stock Market U.S. Index tracks the aggregate price performance of equity securities of companies traded on the NASDAQ Global Market. The S&P Movies & Entertainment Index is a published industry index that currently includes Walt Disney Company, News Corp., Time Warner Inc. and Viacom Inc. The stockholder return shown on the graph below should not be considered indicative of future stockholder returns, and we will not make or endorse any predictions to future stockholder returns.

	Cumulative Total Return
	12/00	12/01	12/02	12/03	12/04	12/05
GENIUS PRODUCTS, INC.	100.00	93.75	105.00	312.50	210.00	252.50
NASDAQ STOCK MARKET (U.S.)	100.00	79.86	56.61	84.12	91.82	93.72
S & P MOVIES & ENTERTAINMENT	100.00	86.40	53.92	68.19	68.93	60.88

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment, Stock Option and Other Agreements with Executive Officers

As described above under “Executive Compensation and Other Information,” we have entered into certain employment, stock option and other agreements with the Named Executive Officers. In addition, we have entered into the following employment, stock option and other agreements with persons now serving as our executive officers:

Agreements with Michel Urich

On June 23, 2005, we entered into an employment agreement with Michel Urich pursuant to which Mr. Urich agreed to serve as our general counsel. The employment agreement provides that:

•	Mr. Urich is employed on an at-will basis and his employment may be terminated by us at any time;

•	Mr. Urich’s annual salary would be $150,000;

•
We would grant to Mr. Urich options to purchase 150,000 shares of our common stock with an exercise price of $1.95 per share. The options vest in equal annual installments of 50,000 shares beginning on the first anniversary of Mr. Urich’s hire date;

•	We would pay to Mr. Urich, at our sole discretion, a year-end performance bonus; and

•
If we terminate Mr. Urich’s employment without cause (as defined in the employment agreement), Mr. Urich is entitled to receive a severance payment equal to his compensation for a 12 month period plus all accrued but unpaid salary and vacation time.

Effective December 5, 2005, we entered into an amendment to the employment agreement with Michel Urich, pursuant to which the following changes were made to his employment agreement:

•	Base compensation of $190,000 a year, plus bonuses commensurate with our other executive vice presidents;

•	Car allowance of $800 per month; and

•	12-month severance upon termination without cause (as defined in the amendment).

Agreement with Christine Martinez

Effective October 27, 2005, we entered into an employment agreement Christine Martinez (the “General Manager and Executive Vice President Agreement”), pursuant to which Ms. Martinez agreed to serve as our General Manager and Executive Vice President.

Ms. Martinez is employed by us at-will and her employment may be terminated by us at any time. Under the General Manager Agreement, Ms. Martinez is entitled to an annual salary of $200,000 and received a grant of an option to purchase 225,000 shares of our common stock with an exercise price of $1.63 per share. The options vest over a two-year period, with 75,000 vesting upon the date of grant and the remaining 75,000 vesting in equal installments on each of the first and second anniversaries of the date of grant. In addition, Ms. Martinez will be granted three weeks annual paid vacation.

If we terminate Ms. Martinez without cause (as defined in the General Manager and Executive Vice President Agreement), she will be entitled to receive a severance payment equal to her compensation for a six month period plus all accrued but unpaid salary and vacation time.

Effective April 7, 2006, Ms. Martinez's annual salary was increased to $250,000.

Agreements with Michael Radiloff

Effective October 27, 2005, we entered into an employment agreement with Michael Radiloff (the "Senior Vice President of Marketing Agreement"), pursuant to which Mr. Radiloff agreed to serve as our Senior Vice President of Marketing.

Mr. Radiloff is employed by us at-will and his employment may be terminated by us at any time. Mr. Radiloff's annual salary during his employment under the Senior Vice President of Marketing Agreement will be $210,000, and he will be provided an additional $600 monthly auto allowance. In addition, Mr. Radiloff was granted an option to purchase 225,000 shares of our common stock with an exercise price of $1.63 per share. The options vest over a two-year period, with 75,000 vesting upon the date of grant and the remaining 75,000 vesting in equal installments on each of the first and second anniversaries of the date of grant.
Mr. Radiloff will be provided three weeks annual paid vacation.

If we terminate Mr. Radiloff without cause (as defined in the Senior Vice President of Marketing Agreement), he will be entitled to receive a severance payment equal to his compensation for a six month period plus all accrued but unpaid salary and vacation time.

Effective December 5, 2005, we entered into an amendment to the employment agreement with Michael Radiloff, pursuant to which the following changes were made to Mr. Radiloff’s employment agreement, effective upon the closing of our strategic transaction with TWC (which closed on July 21, 2006):

•	Two-year term, with a one-year extension at our option; and
•	Additional stock options to acquire 75,000 shares, vesting in equal installments over five years.

    Agreements with Mitch Budin

   Effective December 5, 2005, we entered into an employment agreement with Mitch Budin pursuant to which Mr. Budin agreed to serve as our Executive Vice President of Sales starting on January 2, 2006.

           Under the agreement, Mr. Budin is to be employed by us at-will and his employment may be terminated by us at any time. Mr. Budin’s annual salary during his employment will be $210,000, and he will be provided an additional $800 monthly auto allowance. In addition, Mr. Budin was granted an option to purchase 225,000 shares of our common stock with 75,000 shares vesting immediately and 75,000 additional shares vesting on the first and second anniversaries of the grant date. Mr. Budin will be provided three weeks annual paid vacation. If the Company terminates Mr. Budin without cause (as defined in the agreement), he will be entitled to receive a severance payment equal to his compensation for a twelve-month period plus all accrued but unpaid salary and vacation time.

           Effective December 5, 2005, we entered into an amendment to the employment agreement with Mr. Budin, pursuant to which the following changes were made to his employment agreement:

•	Two-year term, with a one-year extension at the option of the Company; and
•	Additional stock options to acquire 75,000 shares, vesting in equal installments over five years.

Additional Related Party Transactions

On December 5, 2005, we entered into a Master Contribution Agreement with TWC and The Weinstein Company Holdings LLC in connection with a venture to exploit the exclusive U.S. home video distribution rights to feature film and direct-to-video releases owned or controlled by TWC (the "Transaction"). The Transaction closed on July 21, 2006. On that date we contributed substantially all of our assets, employees and businesses to Genius Products, LLC and entered into an Amended and Restated Limited Liability Company Agreement of Genius Products, LLC. As part of the Transaction, we added to our Board of Directors two TWC executives, Larry Madden and Irwin Reiter and we issued to TWC and its first-tier subsidiary, W-G Holding Corp., an aggregate of 100 shares of Series W Preferred Stock. The Series W Preferred Stock provides TWC or its permitted transferees with (a) the right to elect five of the seven directors on the Company's Board of Directors, (b) majority voting power over other actions requiring approval of the Company's stockholders, and (c) the right to approve certain specified actions by the Company. The Series W Preferred Stock has no rights to receive dividends and minimal liquidation value. At the closing of the Transaction on July 21, 2006, we amended and restated our Certificate of Incorporation to among other things, provide for the designation of the Series W Preferred Stock. We also entered into a Registration Rights Agreement pursuant to which we agreed to register for resale the shares of Common Stock of the Company issuable upon redemption of TWC's Class W Units in Genius Products, LLC.  Genius Products, LLC holds the exclusive U.S. home video distribution rights for filmed entertainment and direct-to-video product of TWC pursuant to a Distribution Agreement between the Distributor and TWC. The Distributor also operates the former businesses of Genius Products, Inc., including the marketing, sales and distribution of other major branded entertainment content.

Alex Cappello and Bruce Pompan are Managing Directors of Cappello Capital Corp., investment bankers, and also served on our Board of Directors at various times during 2005. In March 2004 (prior to their appointment to serve on our Board of Directors), we retained Cappello Capital Corp. to perform corporate finance advisory services for a two-year period, involving payment of a monthly retainer fee of $10,000 by us to Cappello Capital Corp. plus reimbursement of expenses. In addition, we agreed to issue to Cappello Capital Corp. or its affiliate a warrant to purchase 2,000,000 shares of common stock at an exercise price of $2.50 per share, one-quarter of which became exercisable on August 24, 2004 and the remainder of which vested in monthly increments thereafter over 15 months. In July 2005, in connection with an amendment to our engagement letter with Cappello Capital Corp., we reduced the exercise price of the warrant to purchase 2,000,000 shares of common stock from $2.50 per share to $2.20 per share, issued to Cappello Capital Corp. an additional 175,000 shares of our common stock and increased the amount payable to Cappello Capital Corp. from $10,000 per month to $25,000 for each month, payable in arrears, for services commencing as of June 3, 2005. Effective as of October 12, 2005, the amount payable to Cappello Capital Corp. was reduced from $25,000 per month to $0 per month. We also paid to Cappello Capital Corp. investment banking fees in connection with our sale of common stock in December 2005.

On November 1, 2005, we entered into an agreement with Brandissimo! Inc., which was co-owned by Mr. Drinkwater, and is currently co-owned by David Snyder. Under this agreement, we have an exclusive “first look” at all Brandissimo owned or controlled children’s projects to be produced for videogram distribution. We will serve as exclusive videogram distributor for all Brandissimo-owned or controlled children’s projects produced or otherwise presented to us during the one-year term of the agreement. Brandissimo will render production services for any and all children’s projects which we finance and produce during the term of the agreement. Over the course of the term, we will pay to Brandissimo a $100,000 non-refundable, non-recoupable overhead fee. Under the agreement, we are entitled to receive a distribution fee equal to 12% to 20% of gross receipts, depending on the products being distributed.

On July 20, 2006, we entered into a Consulting Agreement with Bannon Strategic Advisors, Inc. pursuant to which the Company agreed to pay Bannon Strategic Advisors a fee of $20,833 per month for consulting and advisory services provided in accordance with the terms of the Consulting Agreement. Stephen Bannon, the Chairman of the Board of Directors of the Company, controls Bannon Strategic Advisors.

On August 31, 2006, we hired Jared Drinkwater as our Director, Retail Marketing. Mr. Drinkwater was hired on an "at-will" basis for a monthly salary of $8,750. Mr. Drinkwater is the brother of our President & CEO, Trevor Drinkwater.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors and executive officers are required to file reports with the SEC on Form 3 indicating the number of shares of our common stock each owned upon becoming a member of the Board or an executive officer and are thereafter required to report on Form 4 any changes in ownership of our common stock. Late filings of Forms 3 and 4 were made as follows: (i) a Form 4 filing for Howard Balaban due on October 21, 2005; (ii) a Form 4 filing for Stephen K. Bannon due of October 21, 2005; (iii) two Form 4 filings for Alexander L. Cappello, one due on March 9, 2005 and one due on December 13, 2005; (iv) two Form 4 filings for Trevor Drinkwater, one due on July 28, 2005 and one due on December 13, 2005; (v) a Form 4 for James G. Ellis due on October 21, 2005; (vi) a Form 3 filing for Herbert Hardt due on November 4, 2005; (vii) a Form 3 filing and a Form 4 filings for Shawn Howie, due on July 5, 2005 and November 9, 2005, respectively; (viii) a Form 3 filing and a Form 4 filing for Christine Martinez, due on November 7, 2005 and October 21, 2005, respectively; (ix) a Form 3 filing and two Form 4 filings for Michael Radiloff, due on October 21, 2005 and November 30, respectively; (x) a Form 3 filing and a Form 4 filing for Rodney Satterwhite, due on August 5, 2005 and October 21, 2005, respectively.

To our knowledge, no other person, who, at any time during the year ended December 31, 2005, was a director, officer or beneficial owner of more than 10 percent of any class of our equity securities registered pursuant to Section 12 of the Exchange Act failed to file on a timely basis, as disclosed in Form 3 and 4 filings, reports required by Section 16(a) of the Exchange Act during the year ended December 31, 2005. The foregoing is based solely upon a review of Form 3 and 4 filings furnished to us during the year ended December 31, 2005, and certain representations from our officers and directors.

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

Under Securities Exchange Act Rule 14a-8, any stockholder desiring to submit a proposal for inclusion in our proxy materials for our 2007 Annual Meeting of Stockholders must provide us, at our principal executive offices in Santa Monica, California, a written copy of that proposal by no later than 120 days before the first anniversary of the date of this proxy statement, which is November 15, 2006. However, if the date of our 2007 Annual Meeting changes by more than 30 days from the date on which our 2006 Annual Meeting is held, then the deadline would be a reasonable time before we begin to print and mail our proxy materials for our 2007 Annual Meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are governed by the Securities Exchange Act, the rules of the SEC thereunder and other laws and regulations to which interested stockholders should refer.

        Under our Bylaws, to be timely a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 45 days nor more than 75 days prior to the date on which we first mailed our proxy materials for the previous year’s annual meeting of stockholders. If a stockholder who intends to present a proposal at our 2007 Annual Meeting of Stockholders and who has not sought inclusion of the proposal in our proxy materials pursuant to Rule 14a-8, fails to provide us with notice of such proposal between September 1 and October 1, 2007, then the persons named in the proxies solicited by our Board of Directors for our 2007 Annual Meeting of Stockholders may exercise discretionary voting power with respect to such proposal.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Only one copy of this Proxy Statement and the Annual Report is being delivered to stockholders residing at the same address, unless one or more of such stockholders have notified us of their desire to receive multiple copies of the Proxy Statement.

We will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement and Annual Report to any stockholder residing at the same address as another stockholder and currently receiving only one copy of the Proxy Statement and Annual Report who wishes to receive his or her own copy. Requests should be directed to our Corporate Secretary by phone at (310) 453-1222 or by mail to Genius Products, Inc., Attn: Corporate Secretary, 2230 Broadway, Santa Monica, California 90404.

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the 2005 fiscal year has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report on Form 10-K is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE

By Order of the Board of Directors

/s/ Trevor Drinkwater
Santa Monica, California	Trevor Drinkwater
November 15, 2006	Director, President and Chief Executive Officer

[FRONT]

GENIUS PRODUCTS, INC.
2230 Broadway, Santa Monica, California 90404
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of GENIUS PRODUCTS, INC. (the "Company") hereby appoints JOHN MUELLER and MICHEL URICH, and each of them acting individually, as the attorney and proxy of the undersigned, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of Common Stock of the Company at the Annual Meeting of Stockholders of the Company, to be held on December 12, 2006, at 2:00 p.m. local time at the offices of the Company located at 2230 Broadway, Santa Monica, California and any adjournment or postponement thereof, upon all subjects that may properly come before the Meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated below.

PROPOSAL 1 - Election of Directors

☐ FOR the two nominees listed below.

☐ WITHHOLD AUTHORITY to vote for the two nominees for director listed below.

☐ FOR the two nominees for director listed below, except WITHHOLD AUTHORITY to vote for the nominee whose name is lined through.

Nominees: Stephen K. Bannon; Trevor Drinkwater

[BACK]

The proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted "FOR" the nominees of the Board of Directors in the election of directors. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the Meeting or any adjournment or postponement thereof.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, THE PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH AND THE ANNUAL REPORT AND HEREBY RATIFIES ALL THAT THE SAID ATTORNEYS AND PROXIES MAY DO BY VIRTUE HEREOF.

Dated:___________________________________, 2006
[PROXY LABEL]              (Complete Date)

______________________________________________
(Stockholder's Signature)

______________________________________________
(Stockholder's Signature)

Note: Please mark, date, and sign this proxy card and return it in the enclosed envelope. Please sign as your name appears below. If shares are registered in more than one name, all owners should sign. If signing in a fiduciary or representative capacity, please give full title and attach evidence of authority. Corporations please sign with full corporate name by a duly authorized officer and affix with corporate seal.